Barzily&Co.
Certified Public Accountants
ברזלי ושות', רואי חשבון

Jerusalem, October 6, 2022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 31, 2022, with respect to the consolidated financial statements of Creations, Inc., as of December 31, 2021 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Barzily & Co.
Certified Public Accountants
A Member of MSI Worldwide
[Jerusalem, Israel]

Member of msi Global Alliance
Independent Legal & Accounting Firms

Jerusalem: Har Hotzvim, 19 Hartom st. 97775 Tel 0732366200, Fax 972-2-6231340
ירושלים: הר חוצבים, רח' הרטום 19, 97775 טל. 073-2366200, פקס. 02-6231340
Tel-Aviv: Migdal Shalom, 9 Ahad Ha'am st. 65251 Tel. 972-3-5176383, Fax 972-3-5176392
תל אביב: מגדל שלום, רח' אחד העם 9, 65251 טל. 03-5176383, פקס. 03-5176392

www.barzily.co.il